Exhibit 10.26

FINANCING AGREEMENT

THIS FINANCING AGREEMENT (the “Agreement”) is made and executed on the [●] day of [●], 2022, by and among (i) Holisto Ltd (the “Company” or “Borrower”), a company organized under the laws of the State of Israel (Company No. 51-534153-5), whose address is 2 Nim Blvd., Rishon Lezion, (ii) Connecticut Innovations, Incorporated (the “Lead Lender”), and (iii) the additional lenders whose names appear in Schedule A hereto (the “Additional Lenders”, and together with the Lead Lender, the “Lenders”).

W I T N E S E T H:

WHEREAS, the Lenders have agreed to provide the Company with a financing in the aggregate amount of up to US$5,000,000, subject to the terms and provision of this Agreement; and

NOW THEREFORE, the parties hereto hereby agree as follows:

1.	Definitions and Interpretation

1.1.	In this Agreement the following terms shall have the respective meanings ascribed thereto:

“Affiliate”	-	with respect to the Company shall mean any individual or any type of entity whether incorporated or not which, directly or indirectly through one or more intermediaries, controls or is under common control with the Company.

“Authorizations”	-	any authorization, consent, approval, resolution, license, exemption, clearance, permit, certificate, waiver, amendment, consent, exemption, variance, filing, notarization or registration (including, for the avoidance of doubt, any governmental authorization, and any approval or consent of any stock exchange).

“Business Day”	-	any day on which banks in Israel are open.

“Collateral”	-	all assets of Borrower covered by the Security Documents.

“Companies Law”	-	the Israeli Companies Law 5759-1999, as amended from time to time and all regulations promulgated thereunder, or any equivalent thereof under the applicable jurisdiction.

“control”	-	or any derivative of such term, shall have the meaning ascribed to such term under the Securities Law.

“Default”	-	an Event of Default or an event or circumstance which would, unless cured or waived, constitute an Event of Default upon the passage of time (including any applicable cure period (if granted)), or the giving of notice under any Transaction Agreement (or any combination thereof).

“Discount Agreements”	-	that certain Financing Agreement dated as of March 25, 2021, and its amendment dated October 13, 2021 and as further amended on or about the date hereof, and the other Transaction Agreements (as such term is defined therein), in each case as in effect from time to time.

“Discount Capital”	-	Discount Capital Ltd.

“Discount Subordination Agreement”	-	that certain Subordination Undertaking dated as of [____], 2022 among Discount Capital and the Lenders, as in effect from time to time.

“Distribution”	-	any “distribution” as defined in the Companies Law, including a distribution of a dividend or an undertaking so to distribute, directly or indirectly (including by way of repayment of shareholder loans, making of a loan by a subsidiary to its shareholder, redemption of capital notes or otherwise).

“Free and Clear”	-	free of and clear of any Security Interest, other than Permitted Liens.

“Governmental Authority”	-	means the government of the State of Israel or any other nation including the United States of America, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee”	-	shall mean an unlimited continuing corporate guarantee of a Material Subsidiary in favor of Lenders securing repayment of all Secured Amounts, in form and substance reasonably acceptable to Lead Lender, which shall be wholly subordinated to Discount’s rights under the Discount Agreements in accordance with the subordination agreement to be executed by the respective guarantor.

“Guarantors”	-	shall mean any Material Subsidiary and any other person or entity who shall become a guarantor of the Company’s obligations hereunder (if any), and who executed a subordination agreement in favor of Discount, in form and substance acceptable to Discount.

“IIA”	-	means the Israel Innovation Authority of the Israeli Ministry of the Economy.

“IIA-Funded Know-How”	-	means intellectual property rights developed with the support and/or funding from the IIA, including any rights derived therefrom.

“Intellectual Property”	-	shall include all patent rights, trademark rights, service mark rights, trade name rights, know-how, copyright rights, trade secrets, domain name rights, information, proprietary rights and processes.

“Lien”	-	any lien, mortgage, charge (whether fixed or floating), pledge, encumbrance, assignment, attachment, security interest, title retention, confiscation, seizure, set-off, holdback or delay, or any other restrictive action of any kind having substantially similar result to that of any of the foregoing actions.

“Material Subsidiary”	-	has the meaning given to such term in the Discount Agreements.

“Negative Pledge”	-	shall mean an undertaking of a Material Subsidiary not to create any Lien on any of its assets (except for Permitted Liens, mutatis mutandis) and not to incur any financial indebtedness (except for Permitted Indebtedness, mutatis mutandis) or otherwise provide guarantees or indemnities, in form and substance reasonably acceptable to Lead Lender.

“Permitted Indebtedness”		(i) intercompany unsecured Indebtedness incurred between the Company and its subsidiaries in the ordinary course of business which is permitted under Section 7.1.7 below and subject to the provisions thereof; (ii) Borrower’s Indebtedness to Lenders under this Agreement and the other Transaction Documents; (iii) unsecured Indebtedness to employees/service providers and any trade creditors incurred in the ordinary course of business, in each case – which are not passed due; (iv) Indebtedness secured by Permitted Liens; (v) indebtedness to Discount Capital under the Discount Agreements; and (vi) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (i) through (v) above.

“Permitted Liens”

(i) Liens (1) existing on the date hereof which are shown on the Israeli Companies’ Registrar records of the Company or (2) arise under this Agreement or the other Transaction Documents; (ii) Liens for taxes, fees, assessments or other government charges or levies, either (1) not due and payable or (2) being contested in good faith by appropriate proceedings diligently instituted and conducted, and for which Borrower maintains adequate reserves on Borrower’s Books, provided that (I) no notice of any such Lien has been filed or recorded under any applicable law, and (II) such Liens have no priority over any Liens in favor of Lenders, unless and to such extent otherwise set forth under applicable law; (iii) purchase money Liens (1) on equipment acquired or held by Borrower in the ordinary course of business, incurred only for financing the acquisition of the equipment, or (2) existing on equipment when acquired, in each case – only if the Lien is confined to such equipment without any recourse to Borrower beyond the realization of such Lien; (iv) Liens of carriers, warehousemen, suppliers, or other persons that are possessory in nature and arising in the ordinary course of business, so long as such Liens attach only to inventory and which are not delinquent or remain payable without any penalty or interest or which are being contested in good faith and by appropriate proceedings diligently instituted and conducted, which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto; (v) only with respect to US subsidiaries, statutory Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA); (vi) security interests arising from attachments or judgments, orders, or decrees in circumstances not constituting a Default; (vii) Liens in favor of other financial institutions arising solely under applicable general account terms signed by Borrower for the opening and maintaining of bank accounts held at such institutions, provided that no other Liens may be created or otherwise subsist on any amounts deposited in or otherwise associated with any such accounts unless existing on the date hereof as provided under (i) above, (viii) Liens in favor of financial institutions to secure obligations of Borrower solely in relation of credit cards, office lease guarantee and/or any other banking services in the ordinary course of business (which shall in no event include extension of credit in any form whatsoever (including in the form of guarantees and/or overdraft frameworks)), up to an aggregate amount of US$ 500,000 (taking into account for this purpose all Liens described in (i)(1) above), (ix) Liens created under Deposits solely in favor of the respective Suppliers (with the sole exception of Permitted Cash Collaterals which may be created in accordance with the provisions hereof) (as such terms are defined in the Discount Agreements), (x) Liens in favor of Discount Capital under the Discount Agreements or Liens otherwise permitted by the Discount Agreements, and (xi) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (i) through (x) above, but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase; provided, however, that, with respect to all Liens described in (iii) through (iv) above, such Liens shall at all times be limited to an aggregate amount of up to US$ 100,000. It is clarified that all cap amounts provided hereinabove shall at all times be measured on a consolidated basis.

“Pledging Subsidiary”	-	has the meaning given to such term in the Discount Agreements, provided that such subsidiary shall have executed a subordination agreement in favor of Discount, in form and substance acceptable to Discount.

“Schedule of Exceptions”	-	shall have the meaning ascribed thereto under Section 6 below.

“Secured Amounts”	-	shall mean all amounts due or which may become due to any Lender under or in connection with the Transaction Agreements (including principal, interest, fees and any other amounts accrued or which may accrue thereon or due or which may become due in connection therewith).

“Securities Law”	-	the Israeli Securities Law, 5728-1968, as amended from time to time and all regulations promulgated thereunder, or any equivalent thereof under any applicable jurisdiction.

“Security Documents”	-	the Company Charge Agreements, the Guarantees (if any), the Negative Pledges (if any) and all documents ancillary thereto or otherwise executed in connection therewith.

“Security Interest”	-	any Lien, option, preemptive right, right of first offer, right of first refusal or any other transfer or other similar restriction of any nature whatsoever (including, with respect to securities, any tag along, bring along, phantom and other rights), and any other right or claim of, or indebtedness or other liability towards, any third-party, of whatever nature.

“Transaction Agreements”	-	collectively, this Agreement, the Security Documents and the Warrants, together with any other document ancillary hereto or thereto, or otherwise executed and delivered in connection herewith or therewith, each as may be amended from time to time.

1.1.	Unless a contrary indication appears, any reference in this Agreement to:

1.1.1.	any “Lender”, “Borrower”, “Company” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights or obligations under the Transaction Agreements, to the extent permitted hereunder;

1.1.2.	a “Transaction Agreement” or any other agreement or instrument is a reference to that Transaction Agreement or other agreement or instrument as amended, novated, supplemented, extended or restated in accordance with its respective terms;

1.1.3.	“indebtedness” includes any obligation in respect of borrowed money (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

1.1.4.	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

1.1.5.	“including” means including without limitation, and “includes” and “included” shall be construed accordingly;

1.1.6.	“knowledge” of any person shall mean: (i) the actual knowledge of such person (including its C-level officers, if applicable) and (ii) any information which should have been known to such person (including its C-level officers, if applicable) after having performed their duties in a reasonable manner;

1.1.7.	a time of day is a reference to time in Tel Aviv;

1.1.8.	a provision of law is a reference to that provision as amended or re-enacted;

1.1.9.	a Clause, Section, Exhibit, Annex or a Schedule is to a reference a clause, section, exhibit, annex or a schedule to this Agreement; and

1.1.10.	singular form includes plural form and vice versa.

1.2.	Section, Clause and Schedule headings are for ease of reference only.

1.3.	Unless a contrary indication appears, a term used in any other Transaction Agreement or in any notice given under or in connection with any Transaction Agreement has the same meaning in that Transaction Agreement or notice as in this Agreement.

1.4.	An Event of Default is “continuing” if it has not been remedied (to the extent capable of being remedied) within the applicable cure period or waived (to the extent permitted), in Lead Lender’s sole discretion, provided that if such an event is incapable of being remedied, then no cure period shall be deemed to apply.

2.	The Loan

2.1.	Loan.

2.1.1.	Loan Amount. Subject to the terms and conditions, and on the basis of the representations and warranties, set forth herein, at the Closing each of the Lenders shall lend to the Company and the Company shall borrow from each such Lender, such amount as is stated opposite the name of such Lender on Schedule A hereto (each such amount, a “Principal Amount”). The Principal Amount shall be extended by the Lenders to the Company, in U.S. Dollars, by means of a wire transfer of immediately available funds to the following bank account (or such other bank account as the Borrower will instruct in advance and in writing):

Name of Bank:

Bank Address:

Branch number:

Account number:

IBAN \ SWIFT CODE:

2.1.2.	Interest. Each Principal Amount will bear a simple (non-compounded) interest on the outstanding balance at a rate of 10% per annum (the “Interest” and together with a Principal Amount on which such Interest accrues, a “Loan Amount”). The Interest shall be computed based on a year of 365 days and shall accumulate on a Principal Amount from the day such Principal Amount has actually been extended to the Company hereunder.

2.1.3.	Default Interest. Upon the occurrence of an Event of Default (disregarding for this purpose any applicable cure or grace period, unless such Event of Default was cured during such cure or grace period to Lead Lender’s satisfaction), and so long as it is continuing, all amounts then outstanding under the Transaction Agreements (whether on account of principal, interest or any other amounts accrued thereon or due in connection therewith) shall be subject to an additional interest at an annual rate of three percent (3%) (“Default Interest”). Default Interest shall accrue as of the date on which such a Default has occurred for the first time until satisfaction of all of the following: (i) such Default is fully cured (if a cure period exists under the provisions contained herein, or otherwise granted by Lead Lender (in its sole discretion) in relation to such event), and (ii) no other Default exists. Default Interest shall be compounded on a daily basis

2.1.4.	Several Liability. Each Lender shall be liable severally and not jointly to perform its obligations and undertakings hereunder, and no Lender shall be liable or responsible for any breach or failure of another Lender in connection with this Agreement or the other Transaction Agreements.

2.1.5.	Subordination. The Company’s obligations hereunder, and each Lender’s rights hereunder, are subordinate to the rights of Discount Capital under the Discount Agreements as set forth in the Discount Subordination Agreement.

2.1.6.	Principal and Interest Payments. Each Loan Amount shall be repaid as follows: (i) during the period of 6 months following the Closing, the Company shall pay each Lender only the Interest accumulated on such Lender’s Principal Amount, in quarterly payments, as set forth in the repayment schedule attached as Annex B1 hereto (the “Initial Period”); and (ii) from the end of the Initial Period, each Loan Amount shall be repaid by the Company in quarterly installments over a 30-months’ period, at such times and in such amounts as set forth in the repayment schedule attached as Annex B2 hereto, provided that, the Company has raised via equity investment, and maintains, sufficient funds to repay (a) to Discount Capital all amounts owed and to be owed by the Company under the Discount Agreements until the Final Maturity Date (as defined therein) and (b) to the Lenders, all amounts owed and to be owed by the Company under this Agreement until the Final Maturity Date, as if all such amounts referred to in (a) and (b) above were immediately due and payable (such funds, “Sufficient Funds”). For clarification, in the event that the Company shall not have Sufficient Funds at any time, any and all amounts payable hereunder to the Lenders herein shall be suspended (such amount, the “Suspended Amounts”) and shall recommence only upon the Company maintaining Sufficient Funds, and in such event, together with the first payment upon such recommencement of payments, the Company shall pay to Lenders all Suspended Amounts in a one-time fixed payment.

Solely with respect to Lenders incorporated in Israel, Interest payments shall be made together with applicable value added tax (“VAT”) against and subject to the issuance of a valid tax invoice by such Lenders.

2.1.7.	Prepayments. The Company may prepay the outstanding portions of the Loan Amounts (or any portion thereof) to the Lenders, at any time following the Subordination Expiration Date (as defined in the Discount Subordination Agreement), without incurring any penalties.

2.1.8.	Ratable Payment. For the avoidance of doubt, any repayment (or prepayment) of any portion of the Loan Amounts or any Interest, shall be made solely concurrently to all Lenders, proportionally to their actual Principal Amounts disbursed by each Lender. If any Lender shall receive and retain any payment, voluntary or involuntary, whether by setoff, application of deposit balance or security, or otherwise, in respect of indebtedness under this Agreement in excess of such Lender’s ratable share of the relevant interest, principal or fees owing to all the Lenders, then such Lender shall purchase from the other Lenders for cash and at face value and without recourse, such participation in the Loan Amount held by such other Lenders as shall be necessary to cause such excess payment to be shared ratably as aforesaid with such other Lenders; provided that if such excess payment or part thereof is thereafter recovered from such purchasing Lender, the related purchases from the other Lenders shall be rescinded ratably and the purchase price restored as to the portion of such excess payment so recovered, but without interest.

2.1.9.	Payments. Unless instructed otherwise in writing by the applicable Lender, all payments to be made to any Lender as is stated opposite the name of such Lender on Schedule A hereto.

2.2.	Termination.

2.2.1.	Upon repayment or prepayment by the Company of the Principal Amounts and all other Secured Amounts in full, in accordance with the provisions contained herein and/or under any other Transaction Agreement, this Agreement shall be terminated and shall have no force and effect, except where provided otherwise herein. The Warrants shall not be terminated as a result of termination hereof.

2.2.2.	Upon termination of this Agreement, all the Transaction Agreements (other than the Warrants) will be immediately and automatically terminated without any further action of any party hereto or thereto and the Lenders shall promptly upon Borrower’s request take all appropriate actions, at the expense of the Company, to release any security over the Collateral. To that effect, the Lenders shall promptly upon Borrower’s request execute and file, at the expense of the Company, any document, consent, form or instrument reasonably required by the Company and/or any subsidiary thereof to cancel, remove and release any security interest or pledge, lien or encumbrance hereunder or under any of the Transaction Agreements.

2.2.3.	All payments by the Company on account of the payment obligations hereunder shall be made subject to applicable withholding taxes under the Israeli Income Tax Ordinance and the rules and regulations promulgated thereunder, provided however, that if any Lender provides the Company with a valid certificate of exemption from tax withholding or a determination applying a reduced withholding tax rate or any other instructions regarding the payment of withholding issued by the Israeli Tax Authority, then the withholding (if any) of any amounts from the payments to be made by the Company to such Lender shall be made only in accordance with the provisions of such certificate. For the avoidance of doubt, any amounts withheld in accordance with this Section 2.2.3 shall be deemed to have been paid to the Lenders. In the event that tax was withheld by the Company, the Company will, upon request, furnish the applicable Lender with proof reasonably satisfactory to such Lender indicating that the Company has made such withholding payment.

3.	Closing

3.1.	Time and Place of Closing. The transfer by each of the Lenders of its/his/her Principal Amount shall take place at the closing (the “Closing”) to be held on the date hereof (the “Closing Date”), or at such other time and place as the Company and the Lead Lender mutually agree upon orally or in writing, which agreement shall bind all Lenders.

3.2.	Transactions at the Closing. At the Closing, the Company shall deliver to Lenders the following documents and certificates (unless otherwise waived in writing by the Lead Lender, in its sole and absolute discretion, which waiver shall be binding on all Lenders):

(a)	a true and correct copy of the resolutions of the Board of Directors of the Company (the “Board”) and the shareholders of the Company approving this Agreement and the transactions contemplated herein and in the ancillary agreements and documents attached hereto;

(b)	to each Lender, a Warrant in the form attached hereto as Exhibit 3.2(b) (each, a “Warrant” and collectively, the “Warrants”), in accordance with the provisions of this Agreement, for no additional consideration, and the approval of the issuance and delivery of the shares upon the exercise of the Warrant, all in accordance with the terms of this Agreement, and the reservation, at all times, of a sufficient number of Company shares underlying said Warrant and issuable upon the exercise of the Warrants;

(c)	the execution of a second ranking (subordinated to Discount Capital) floating charge debenture between the Company and the Lead Lender, in the form attached hereto as Exhibit 3.2(c) (the “Floating Charge Debenture”);

(d)	the execution of a second ranking (subordinated to Discount Capital) fixed and floating charge debenture between the Company and the Lead Lender, in the form attached hereto as Exhibit 3.2(d) (the “Accounts Pledge Debenture”);

(e)	the execution of a second ranking (subordinated to Discount Capital) fixed charge debenture between the Company and the Lead Lender, in the form attached hereto as Exhibit 3.2(e) (the “IP Pledge Debenture”, and together with the Floating Charge Debenture and the Accounts Pledge Debenture, the “Israeli Security Documents”);

(f)	the execution of a second ranking (subordinated to Discount Capital) US intellectual property security agreement between the Company and the Lead Lender, in the form attached hereto as Exhibit 3.2(f) (the “IP Security Agreement”, and together with the Israeli Security Documents, the “Company Charge Agreements”);

(g)	each of the Israeli Security Documents duly executed by the Company, together with applicable 10-forms for the registration of the Israeli Security Documents with the Israeli Companies’ Registrar, (iii) in relation to the IP Pledge Debenture – applicable registration form for the registration thereof with the Israeli Patents Office, and (iv) the IIA Approval (as defined below), in each case of (i) through (iii) above – in forms attached hereto (where attached) or otherwise reasonably acceptable to Lead Lender. The Company shall file the Israeli Security Documents for registration with the Israeli Companies’ Registrar as soon as practicable following the Closing and no later than within 21 days therefrom, subject to receipt from all Lenders the relevant documentation required for such registration according to applicable law and regulation;

(h)	copy of the application made by the Company to the IIA on November 6, 2022, requesting its approval for the creation of the Liens created under the Security Documents over all IIA-Funded Know-How (the “IIA Approval”);

(i)	an opinion of counsel to the Company, in the form attached hereto as Exhibit 3.2(j);

(j)	with respect to Lead Lender, a Nondiscrimination Certificate and a Certificate regarding Connecticut Presence each in form satisfactory to Lead Lender; and

(k)	a Closing Certificate in form acceptable to Lead Lender, duly executed by the Company’s Chief Executive Officer and/or Chief Financial Officer.

4.	Securities; Priority

4.1.	The Company shall secure the repayment of all Secured Amounts by creating, for the benefit of the Lenders, (i) a second ranking (subordinated to Discount Capital) floating charge (as such term is defined in the Companies Ordinance [New Version] – 1983) on the Company’s present and future tangible and intangible assets and rights of any kind, whether contingent or absolute, including, but not limited to, the Company’s technology and other Intellectual Property rights as required under the Floating Charge Debenture, (ii) a second ranking (subordinated to Discount Capital) floating and specific charge (as such term is defined in the Companies Ordinance [New Version] – 1983) on the Company’s bank accounts, as required under the Accounts Pledge Debenture, and (iii) a second ranking (subordinated to Discount Capital) specific charge (as such term is defined in the Companies Ordinance [New Version] – 1983) on the Company’s present and future Intellectual Property rights as required under the IP Pledge Debenture.

4.2.	In addition, the Company shall promptly following creating or acquiring any Material Subsidiary (or promptly following any of its subsidiaries becoming a Material Subsidiary, as applicable), (i) have it executing and delivering to the Lenders a second ranking (subordinated to Discount Capital) Guarantee and a Negative Pledge, in order to secure the payment of all Secured Amounts, which documents, when executed, shall be deemed part of the Transaction Agreements. Each such Material Subsidiary shall become a ‘Guarantor’ for all intents and purposes of the Transaction Agreements upon executing such documents, and (ii) to the extent not previously created, create in favor of Lenders a second ranking (subordinated to Discount Capital) specific charge over its holdings and rights in such Guarantor, under an Israeli law share pledge debenture, in a form reasonably acceptable to Lead Lender (and where applicable, substantially similar to the Accounts Pledge Debenture, mutatis mutandis), in order to secure the payment of all Secured Amounts, which debenture, when executed, shall also be deemed part of the Transaction Agreements. Promptly following creating or acquiring any Material Subsidiary (or promptly following any of the Company’s subsidiaries becoming a Material Subsidiary, as applicable), the Company shall deliver to Lenders (i) a true and correct copy of its organizational documents then in effect together with duly adopted resolutions of the board of directors (or its equivalent) of such Material Subsidiary approving (1) the execution and delivery by such subsidiary of such Guarantee and Negative Pledge, and any other documentation reasonably requested by Lead Lender, and (2) to the extent required under applicable law, the transfer of its securities pledged in favor of Lenders as aforesaid upon realization of such pledge, and (ii) an opinion of Israeli counsel to the Company in relation to the above debenture, in form satisfactory to Lead Lender.

4.3.	Furthermore, the Company shall cause that any subsidiary thereof, whether now existing or hereafter created or acquired (subject to and in accordance with the provisions hereof), which shall qualify as a Pledging Subsidiary for the first time ever, shall promptly upon becoming so qualified, (i) create in favor of Lenders a second ranking (subordinated to Discount Capital) floating charge on such subsidiary’s then present and future tangible and intangible assets and rights of any kind, whether contingent or absolute, including, but not limited to, its technology and other Intellectual Property rights, under a debenture substantially similar to the Floating Charge Debenture, or in any other form reasonably acceptable to Lead Lender, in order to secure its undertakings under its Guarantee, which debenture, when executed, shall be deemed part of the Transaction Agreements, and (ii) deliver to Lenders (1) a duly adopted resolution of its board of directors (or its equivalent) approving the execution and delivery thereby of such debenture, and (2) an opinion of local counsel to such Pledging Subsidiary in relation to the above debenture, in a customary form reasonably acceptable to Lead Lender. The foregoing shall be in addition to the securities required to be provided to Lender under Section 4.2 above.

4.4.	Without derogating from any other provision contained herein, the Company acknowledges that the undertakings under this Section 4 are deemed material provisions of this Agreement.

4.5.	The Borrower shall not create any Lien nor permit any Lien so subsist over any of its rights and assets securing any indebtedness towards any third parties, other than those existing as of the date hereof as appearing in the Companies’ Registrar extract of Borrower attached as Exhibit 4.5 hereto and other than other Permitted Liens.

4.6.	All Liens created under the Security Documents shall rank as senior and exclusive (subject, in terms of exclusivity, only to the Permitted Liens) Liens on the assets and rights of the Company, all to the extent permitted by applicable law, provided that all such Liens shall rank inferior to any and all Liens created in favor of Discount Capital.

4.7.	Notwithstanding anything to the contrary hereunder or under any Transaction Agreement, it is hereby clarified and agreed that the creation of any Lien on the Intellectual Property of the Company which is deemed know-how derived from research and development that was funded through grants received by Borrower from the IIA and any enforcement action in connection thereof shall be subject to restrictions under the Encouragement of Industrial Research and Development Law, 5744-1984 (as amended from time to time), any rules and regulations and directives promulgated thereunder (the “R&D Law”) and/or the IIA Approval.

5.	Acceleration

5.1.	Events of Default. Notwithstanding any and all other provisions in this Agreement, the Secured Amounts shall become immediately due and payable, at the election of the Lead Lender, upon the occurrence of any one or more of the events described below and following expiration of any cure period specified below (if applicable) (each, an “Event of Default”):

5.1.1.	The Company fails to pay any sum due to any Lender under the Transaction Agreements at the time specified herein or the Company is otherwise in breach of any provision contained herein or in any other Transaction Agreement and where such breach can be cured by the Company, such breach is not cured by the Company to the reasonable satisfaction of the Lead Lender within (i) three (3) Business Days in case of non-payment, (ii) seven (7) days in case of another material breach, or thirty (30) days in case of a non-material breach; or

5.1.2.	The Company admits or indicates its inability to pay its debts as they become due, commences negotiations as a result of financial difficulties with one or more of its creditors with a view to the general readjustment of, or rescheduling or entering into a creditors’ arrangement regarding, its indebtedness or makes a general assignment for the benefit of its creditors, or the Company is insolvent; or

5.1.3.	Any (i) receivership or liquidation proceedings are initiated in respect of the Borrower, including without limitation proceedings to appoint a liquidator, special manager or receiver (whether temporary or permanent), or (ii) rehabilitation proceedings, settlement proceedings, a creditors' arrangement and/or a freeze of proceedings pursuant to Sections 350 and/or 351 of the Companies Law or any equivalent thereof, or other similar proceeding pursuant to any additional law or any replacement law (including the Insolvency and Rehabilitation Law 5778 – 2018 or any equivalent thereof), are initiated in respect of the Borrower; unless, in each case above any such proceeding is terminated or revoked within thirty (30) days from its commencement date (if curable within such period), provided, however, that such proceeding was not initiated by the Borrower or on its behalf and that Borrower did not consent to the commencement of such proceedings (or otherwise there shall be no cure period available); or

5.1.4.	(i) an order for receivership or liquidation is entered into in respect of the Borrower, including without limitation order for the appointment of a liquidator, special manager or receiver (whether temporary or permanent); or (ii) an order for rehabilitation proceedings, settlement, a creditors' arrangement and/or a freeze of proceedings pursuant to Sections 350 and/or 351 of the Companies Law, or any equivalent thereof or other similar proceeding pursuant to any additional law or any replacement law (including the Insolvency and Rehabilitation Law 5778 – 2018 or any equivalent thereof), is entered into in respect of the Borrower; or (iii) the adoption of a resolution by the Borrower to voluntarily liquidate; or

5.1.5.	a Lien or an attachment is placed on any assets of the Borrower valued at more than US$100,000 in the aggregate (including by way of a floating charge) or execution proceedings are being taken against it, or if any portion of the Collateral shall cease to be Free and Clear (other than such Liens created hereunder in favor of the Lenders); provided, however, that such Lien, attachment or proceeding shall not be deemed an Event of Default if cancelled or removed within twenty one (21) days;

5.1.6.	the Borrower ceases or suspends for more than thirty (30) days its business carried on as at the date of this Agreement or any material part thereof;

5.1.7.	The Borrower is removed from the records of the Companies Registry (or a parallel authority), or is about to be removed from these records, unless such proceeding is terminated or revoked within fourteen (14) days from its commencement date; or

5.1.8.	There is, under any agreement to which Borrower is a party with a third party or parties, (a) any default resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any indebtedness in an amount individually or in the aggregate in excess of US$ 200,000; or (b) any other breach or default by Borrower under any agreement with banks, financial institutions or other lenders resulting in a right by such banks, financial institutions or other lenders, whether or not exercised, to accelerate the maturity of any indebtedness in an amount individually or in the aggregate in excess of US$ 100,000, which is not cured within the applicable cure period therefore (if any); or (c) any other breach or default by Borrower of any agreement to which it is a party or by which its or any of its assets are bound, the result of which could have a material adverse effect on Borrower’s business, provided, however, that the Event of Default under this Section 5.1.8 caused by the occurrence of a breach or default under such other agreement shall be deemed cured for purposes of this Agreement upon Lenders receiving, within seven (7) Business Days of the occurrence thereof, written notice from the party asserting such breach or default of such cure or waiver of the breach or default under such other agreement, to Lead Lender’s satisfaction, if and only if any such cure does not result in an Event of Default under any other provision of this Agreement or any other Transaction Agreement.

5.1.9.	Borrower or any person acting for Borrower makes any representation, warranty, or other statement now or later in this Agreement, in any other Transaction Agreement, in any other document, certificate or written statement delivered by it as part of the Transaction Agreements or in any writing delivered to any Lender in connection with the entry into, negotiation and/or performance of this Agreement or any other Transaction Agreement, and such representation, warranty, or other statement is inaccurate, incorrect or incomplete in any material respect or misleading when made;

5.1.10.	The Transaction Agreements or any of them ceases to be in full force and effect, or is not, or ceases to be, valid, binding or enforceable, or, in case of any Security Document, fails to provide effective perfected second ranking security in favor of the Lenders over the relevant assets and rights (or any portion thereof) in accordance with its terms, and/or the organizational documents of the Borrower or any Subsidiary or any other agreement to which it is a party shall include any restrictions or impediments on the creation and/or realization of any portion of the Collateral; or

5.1.11.	The Borrower is not in compliance with applicable law in any material respect and/or any Authorizations required for the operation of its business is breached or revoked unless such non-compliance or breach is cured or such revocation is reversed within 30 days from the date of its occurrence; or

5.1.12.	Any event of default occurs under the Discount Agreements and results in the acceleration thereof; or

5.1.13.	The occurrence of any of the events listed above with respect to any Guarantor (if any), mutatis mutandis.

In the event of the occurrence of a default in respect of which Lead Lender is required, according to any applicable law including but not limited to the Banking (Service to Customers) Law 5741-1981, to provide the Borrower with prior notice (the “Prior Notice”) prior to taking any action in respect of the Loans, the Lead Lender shall be entitled to provide the Borrower with such Prior Notice immediately upon the occurrence of such default. For the avoidance of doubt, the Prior Notice period shall not be added to and shall run concurrently with any notice period or lapse of time with which such default would constitute an Event of Default, including any prior notice, grace or cure period granted hereunder or under any Security Document.

5.2.	Notice to the Lenders. Without derogating from the provisions contained herein, the Company shall immediately inform the Lenders in writing of the occurrence of: (i) the adoption of a resolution by the Company to voluntarily liquidate the Company or the filing by or against the Company of any petition in liquidation or relief under the provisions of applicable law for the relief of debtors or the appointment of a special manager, liquidator or temporary liquidator, receiver or temporary receiver or trustee to take possession of any assets of the Company or the placement of attachment on any assets of the Company; and (ii) any Event of Default hereunder or under the Discount Agreements or other event which if not cured within the applicable cure period shall be deemed an Event of Default as soon as it is aware of it, together with such steps taken or to be taken by the Company in order to rectify or prevent such an Event of Default, and, promptly following the receipt of a written request to that effect from Lead Lender, confirm to Lead Lender that, except as previously notified to the Lenders or as notified in such confirmation, no Event of Default has occurred and provide Lenders with all information reasonably requested by Lenders in order to assess the situation.

5.3.	Acceleration of Maturities. When any Event of Default described in Sections 5.1.2, 5.1.3, 5.1.4, 5.1.5 or 5.1.8 has happened and is continuing, all amounts due to the Lenders on account of the Loan shall become (subject to the provisions of the Discount Subordination Agreement) immediately due and payable without notice (subject to any applicable cure or grace periods provided therefor therein) and any commitment of the Lenders to extend any funds hereunder shall forthwith immediately terminate. Lenders shall notify Borrower of its exercise of such rights upon such exercise, provided that the lack of such notice shall not impair such rights of Lenders. When any other Event of Default has happened and is continuing, the Lead Lender may, by notice in writing sent to the Company, declare all Secured Amounts immediately due and payable (subject to any applicable cure or grace periods provided therefor therein), in which case if such notice is so provided, any commitment of the Lenders to extend any funds hereunder shall forthwith immediately terminate. It is clarified that should the Company fail to cure an Event of Default within the applicable cure or grace period set forth in Section 5.1 above, the Event of Default shall be deemed to have occurred on the date of the breach underlying such Event of Default. Anything to the contrary herein notwithstanding, if in Lead Lender’s reasonable good faith opinion the grant of any cure or grace period or notice provided for herein would materially prejudice its rights pursuant to the Transaction Agreements or pursuant to any law or their ability to be repaid the Secured Amounts or realize the Collateral, Lead Lender shall be entitled to reduce the cure or grace period or not grant it or such notice at all.

Upon such amounts becoming due and payable as a result of any Event of Default as aforesaid, the Company will promptly pay to the Lenders all amounts due to the Lenders under the Transaction Agreements, including any applicable VAT and Default Interest. Neither any course of dealing on the part of any Lender nor any delay or failure by any Lender to exercise any right under the Transaction Agreements or applicable law shall not operate as a waiver of such right or otherwise prejudice any Lender's rights, powers and remedies hereunder or under any applicable law in any applicable jurisdiction.

5.4.	Power of Attorney. Borrower hereby irrevocably appoints Lead Lender as its lawful attorney-in-fact to:

5.4.1.	(a) exercisable following the occurrence and during the continuance of an Event of Default, (i) sign Borrower’s name on any invoice or bill of lading for any accounts receivables or drafts against the respective debtors thereunder (“Debtors”); (ii) demand, collect, sue, and give releases to any Debtors for monies due, settle and adjust disputes and claims about the relevant accounts receivables directly with such Debtors, and compromise, prosecute, or defend any action, claim, case, or proceeding about any Collateral (including filing a claim or voting a claim in any bankruptcy case in Lead Lender’s or Borrower’s name, as Lender chooses); (iii) make, settle, and adjust all claims under Borrower’s insurance policies; and (iv) pay, contest or settle any Lien or other claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same, and

5.4.2.	Borrower hereby appoints Lead Lender as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of Lenders’ security interest in the Collateral regardless of whether an Event of Default has occurred until all Secured Amounts have been satisfied in full and the Transaction Agreements (other than the Warrants) have been terminated, provided that at Borrower’s written request, Lead Lender shall, at Borrower’s expense, provide copies of any such documents to Borrower; provided, however, that prior to the occurrence and continuance of an Event of Default, Lead Lender will notify Borrower of any such documents in advance and in writing. Lead Lender’s foregoing appointment as Borrower’s attorney in fact, and all of Lead Lender’s rights and powers, coupled with an interest, are irrevocable until all Secured Amounts have been fully repaid and performed and this Agreement has been terminated.

6.	Representations and Warranties of the Company

As an inducement to the Lenders to enter into this Agreement and the other Transaction Agreements and to provide any Loan Amount, the Company represents and warrants to the Lenders the following (except as set forth on a Schedule of Exceptions (the “Schedule of Exceptions”) attached hereto as Exhibit 6 and furnished to the Lenders, which exceptions shall be deemed to be representations and warranties as if made hereunder) to be true and correct as of the date hereof and as of the Closing Date:

6.1.	Organization and Qualification

6.1.1.	The Company is a private company duly organized and validly existing under the laws of the State of Israel and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on the assets, condition or affairs of the Company, financially or otherwise.

6.1.2.	The Company is not a “Breaching Company” under section 362A of the Companies Law or under any equivalent thereof.

6.2.	Subsidiaries. Other than the Company's holdings in its wholly owned subsidiaries (i) Splitty Travel, Inc., a Delaware company, (ii) Splitty Travel UK Ltd., a UK company and (iii) Holisto Mergersub, Inc. a Cayman company (together, the “Subsidiaries”), as of the execution hereof the Company does not own, control or otherwise hold, directly or indirectly, any interest in any other corporation, association, or other business entity. The Company is not a participant in any joint venture, partnership, or similar arrangement. Each of the Subsidiaries is wholly-owned by the Company Free and Clear and is a corporation duly organized, validly existing and in good standing under the laws of the state Delaware or the laws of England and Wales or the laws of the Cayman Islands, respectively, and has all requisite corporate power and authority to carry on its business. Each of the Subsidiaries is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on the assets, condition, affairs or prospects of such Subsidiary, financially or otherwise. As of the execution hereof, none of the Subsidiaries qualify as a Material Subsidiary or Pledging Subsidiary in accordance with the provisions hereof, and as of the execution hereof, neither is reasonably expected to qualify as such within the next twelve (12) months.

6.3.	Authorization

6.3.1.	All corporate actions on the part of the Company, its officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement and the other Transaction Agreements, the performance of all obligations of the Company hereunder and thereunder, and the authorization, issuance (or reservation for issuance), sale and delivery of the Warrant and the shares issuable upon the exercise of the Warrants (the “Warrant Shares”) have been taken or will be taken prior to Closing, and the Transaction Agreements constitute and shall constitute at the Closing valid and legally binding obligations of the Company, enforceable against it in accordance with their respective terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally.

6.3.2.	All Authorizations required to enable the Company to lawfully conduct its business in the general nature existing on the date of this Agreement have been obtained or effected and are in full force and effect and were not breached. Company has not received any notice, warning, or appeal regarding breach of any of the terms of such Authorizations nor does the engagement in or execution of the Transaction Agreements constitute a breach of any of them.

6.4.	Organizational Documents. The organizational documents of the Borrower and each Subsidiary in effect as of the date hereof have been made available to the Lenders. The organizational documents of the Borrower and each Subsidiary and any other agreement to which it is a party, do not include any restrictions or impediments on the creation and realization of any portion of the Collateral. All registers required to be kept by the Company under the provisions of any applicable law are true and accurate in all material respects.

6.5.	Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority on the part of the Company is required in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Agreements, except for the IIA Approval, filing of the Amended and Restated AOA with the Companies’ Registrar, the increase of the share capital of the Company and the registration of the various charges created under the Security Documents with the applicable Governmental Authorities.

6.6.	IIA and Investment Center. Except as provided in Schedule 6.6 of the Schedule of Exceptions, (i) Borrower did not receive any grants, funds or benefits (including, but not limited to, tax benefits) from IIA (formerly known as, the Israeli Office of Chief Scientist) or Investment Center, or the Binational Industrial Research and Development Foundation or any other Governmental Authority, nor has it obtained or been awarded any other grant, loan or other assistance from any other Governmental Authorities or public entities, (ii) Borrower is not obligated to pay any royalties or any other payments to the IIA or Investment Center or the Binational Industrial Research and Development Foundation or any other Governmental Authority, and (iii) the transactions contemplated under this Agreement, the Israeli Security Documents and any other Transaction Agreement (including the realization of the Collateral) are not subject to any right and do not require the approval of the IIA or Investment Center or the Binational Industrial Research and Development Foundation or any other Governmental Authority.

6.7.	Litigation. Except as provided in Schedule 6.7 of the Schedule of Exceptions, there are no actions or proceedings pending or threatened in writing by or against the Company or any Subsidiary and their respective officers, directors or employees in such capacities.

6.8.	Intellectual Property.

6.8.1.	The Company is the sole owner of the Intellectual Property which it owns or purports to own (“Company Intellectual Property”) except for (a) non-exclusive licenses granted to its customers in the ordinary course of business, and (b) over-the-counter software that is commercially available to the public. Each Intellectual Property which it owns or purports to own and which is material to the Company’s business is valid and to the best of the Company’s knowledge, enforceable. As of the execution hereof, the Company has not received any written claim or notice, and to the Company’s knowledge, no claim has been otherwise made or threatened, that any part of the Intellectual Property violates the rights of any third party.

6.8.2.	Without derogating from the generality of the foregoing, no past and/or present employee or officer of the Company, or any other person (including any consultant) has any rights whatsoever in any Company Intellectual Property, including any right to receive any royalties or other form of compensation in connection therewith.

6.8.3.	Schedule 6.8.3 of the Schedule of Exceptions contains a complete list of patents and pending patent applications, registered trademarks, trademark applications or other registered or pending registration Intellectual Property of the Company. The Company has not received any written claim or notice that any proceedings against the Company, the Company’s employees or service providers have been commenced in any jurisdiction, nor, to the Company’s knowledge, have been threatened, which would result in the cancellation of any issued patent, trademark or service-mark.

6.8.4.	No source code of any of the Company's proprietary software has been licensed to another person or entity (except for purpose of development actions in such software in the ordinary course of business), and the Company does not have any duty or obligation (whether present, contingent, or otherwise) to license or otherwise provide the source code to any person or entity.

6.8.5.	The Company is and has been in compliance in all material respects with all applicable laws relating to the collection, storage, and onward transfer of all personally identifiable information and data collected by the Company.

6.8.6.	Other than as set forth in Schedule 6.8.6 of the Schedule of Exceptions (the “Grants”), as of execution hereof, no Israeli or foreign government, educational institution, research center or other third party funding was used in the development of any of the Company Intellectual Property. All material terms pertaining to the Grants (including, without limitation, amounts thereof, royalties paid or payable in connection therewith, and restrictions imposed in relation to the transfer of IP developed using such Grants, whether inside or outside of Israel) are set out on Schedule 6.8.6 of the Schedule of Exceptions.

6.9.	Compliance with Other Instruments

6.9.1.	Neither the Company nor any Subsidiary (i) in violation or default of any provision of its Articles of Association, (ii) to the best knowledge of the Company, in violation or default of any judgment, order, lease or agreement to which it is a party or by which it is bound, or of any provision of any local statute, rule or regulation applicable to the Company and its (and its Subsidiaries’) business and operations, in each case – except where such violation or default may not reasonably be expected to have a material adverse effect on the Company’s and its (and its Subsidiaries’) business, taken as a whole.

6.9.2.	The execution, delivery and performance of the Transaction Agreements, and the consummation of the transactions contemplated hereby and thereby will not (i) result in violation of its Articles of Association, any judgment, order, lease or agreement to which it is a party or by which it is bound or any applicable law or other legal requirement binding on Company, or in an event that results in the creation of any Lien upon any assets of the Company (except as provided herein) or the suspension, revocation or non-renewal of any material Authorization applicable to the Company or its business, operations or assets, or (ii) require the consent or approval of any person, which consent or approval has not heretofore been obtained.

6.10.	Title to Property; Collateral.

6.10.1.	Except for Permitted Liens, the Company owns its property and assets Free and Clear, except for such encumbrances and liens that arise in the ordinary course of business by operation of law and do not impair the Company’s ownership or use of such property or assets. With respect to the property and assets it leases, the Company is in compliance in all material respects with such leases and holds a valid leasehold interest Free and Clear. The Company does not own any real property.

6.10.2.	The Collateral (or any portion thereof) is Free and Clear, other than the security interests created in favor of the Lead Lender under the Transaction Agreements. The security interests conferred by the Security Documents constitute a priority security interest of the type therein described over the assets and rights referred to therein.

6.11.	Insurance. The Company has in full force and effect valid insurance policies, which are in the reasonable opinion of the Company sufficient according to the industry standard in light of the Company’s existing size, operations and needs. All premiums due under such insurance policies have been paid in full by the Company, and the Company is in compliance in all material respects with all the terms and conditions of all such policies. All such policies are in full force and effect.

6.12.	Taxes. The Company has duly and timely filed all tax returns and reports (including information returns and reports) as required by applicable law. The Company is unaware of any pending (or threatened by written notice delivered to the Company prior to the date hereof) dispute, examination, audit, claim or other action concerning any tax or tax return of the Company claimed or raised by any tax authority.

6.13.	Foreign Corrupt Practices Act. Neither the Company nor any Subsidiary thereof nor, to the best of its knowledge, any of their directors, officers or employees in their capacities as such, has made, directly or indirectly, any payment or promise to pay, or gift or promise to give or authorized such a promise or gift, of any money or anything of value, directly or indirectly, to (a) any foreign official (as such term is defined in the U.S. Foreign Corrupt Practices Act) for the purpose of influencing any official act or decision of such official or inducing him or her to use his or her influence to affect any act or decision of a governmental authority or (b) any foreign political party or official thereof or candidate for foreign political office for the purpose of influencing any official act or decision of such party, official or candidate or inducing such party, official or candidate to use his, her or its influence to affect any act or decision of a foreign governmental authority, in the case of both (a) and (b) above in order to assist the Company or any of its affiliates to obtain or retain business for, or direct business to the Company or any of its affiliates, as applicable. Neither the Company nor any subsidiary thereof nor, to the best of its knowledge, any of their directors, officers or employees in their capacities as such, has made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any law, rule or regulation.

6.14.	Patriot Act; OFAC. The Company and each of its Subsidiaries is in compliance with any and all applicable anti-money laundering and terrorist financing laws, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA Patriot Act”) and the U.S. Bank Secrecy Act (the “BSA”) and applicable regulations adopted to implement the provisions of such laws, including policies and procedures that can be reasonably expected to detect and cause the reporting of transactions under Section 5318 of the BSA. Neither the Company nor any of its Subsidiaries is: (i) acting, directly or indirectly, on behalf of terrorists or terrorist organizations, including those Persons or entities that are included on any of the applicable lists issued by the U.S. Office of Foreign Assets Control (“OFAC”); (ii) resides or has a place of business in a country or territory named on any of such lists or which is designated as a Non-Cooperative Jurisdiction by the Financial Action Task Force on Money Laundering (“FATF”); (iii) is a “Foreign Shell Bank” within the meaning of the USA Patriot Act; or (iv) resides in or is organized under the laws of a jurisdiction designated by the U.S. Secretary of the Treasury under Sections 311 or 312 of the USA Patriot Act as warranting special measures due to money laundering.

6.15.	No Default. To the Company’s knowledge, no event or circumstance has occurred which constitutes or is reasonably likely to constitute a Default.

7.	Undertakings of the Borrower

Unless expressly provided otherwise herein, the Company hereby agrees that as of the Closing Date and continuing for so long as any amount remains unpaid on account of the Loan Amounts or otherwise is due to any Lender under any of the Transaction Agreements (other than the Warrants (without derogating from any Lender’s rights thereunder)), the following shall apply:

7.1.	Negative Covenants. The Company hereby covenants and agrees that, without the prior written consent of Lead Lender, it will not:

7.1.1.	materially change the general nature of its business.

7.1.2.	extend any loans, receive any loan, incur any other indebtedness (including by way of factoring or similar transactions) or issue any guarantee or otherwise guarantee any indebtedness, other than Permitted Indebtedness and subordinated unsecured loans by shareholders or potential shareholders of the Company, provided that: (i) no cash amounts may be repaid thereunder unless upon winding up of the Company or upon an M&A transaction, provided further that the Lenders are also being fully repaid as part of such transaction (it being clarified that payment by way of conversion of such amounts into shares of the Company is permitted), (ii) such shareholders shall not be entitled to declare an event of default under such loans (and such loans may not otherwise become due and payable) unless and until all Secured Amounts shall have been repaid in full, and (iii) such shareholders shall confirm in writing that they are aware that such loans are and shall at all times remain inferior and subordinated to Lenders’ rights under the Transaction Agreements.

7.1.3.	grant any Security Interests on the Company’s or any of its subsidiaries’ assets or assign any right to receive any consideration or other payment with respect to the Collateral, other than as Permitted Liens and as otherwise expressly permitted in this Agreement or the Security Documents.

7.1.4.	without derogating from any other provision hereof, repay any of its shareholders’ loans or bridge finances (it being clarified that payment by way of conversion of such amounts into shares of the Company is permitted).

7.1.5.	other than upon realization of Discount Capital’s rights under the Discount Agreements, transfer ownership of its assets other than use of cash and cash equivalents or any other transfer, in each case – in the ordinary course of business and consistent with past practice, or grant an exclusive license to a third party in the Company’s Intellectual Property (it is hereby clarified that the Company may engage with any third party (including suppliers, customers, resellers, distributers etc.) on an exclusive basis), provided however, that any transfer or other disposition of Intellectual Property which might entitle the IAA to any increased payments or other penalties shall not be permitted.

7.1.6.	declare or make any Distribution, either in cash or in property, on any of the Company's shares or otherwise redeem or repurchase any of its shares (other than reverse vesting repurchase of shares of employees in the ordinary course of business upon their departure);

7.1.7.	enter into, or be a party to, any transaction, arrangement or agreement with any direct or indirect shareholders of the Company or any Affiliates thereof, other than (i) investments in Company or any subsidiary thereof, (ii) inter-company transactions between the Company and any subsidiary thereof in the ordinary course of business, and (iii) payment of wages and consideration (including issuance of options/securities) to employees, advisors or service providers who hold equity interest in the Company in accordance with their existing employment or engagement agreements with the Company currently in place. In any event, any inter-company indebtedness shall be and at all times remain subordinated to the rights of the Lenders under the Transaction Agreements.

7.1.8.	Incorporate, acquire, invest in or otherwise become holder of any equity rights in any corporation or otherwise conduct any business activities via such corporation, unless subject to the provisions of Sections 4.2 and 4.3 above.

The covenants set out under Sections 7.1.2, 7.1.3, 7.1.7 and 7.1.8 above shall also apply, mutatis mutandis, to any subsidiary of the Company.

7.2.	Merger; Consolidation; Acquisition. For so long as any Secured Amounts have not been repaid in full, the Company will have such amounts repaid immediately upon (i) the consummation of an M&A Transaction or (ii) any other transaction or a series of related transactions in which the shareholders of the Company who were not shareholders immediately prior to the first such transaction (“New Controlling Shareholders”) own more than fifty percent (50.0%) of the voting share of the Company or have the right to appoint more than fifty percent (50.0%) of board members of the Company immediately after giving effect to such transaction or series or related transactions (other than, solely within the framework of a public offering (including via merger with a SPAC or other traded company or other form of transaction the result thereof is the public listing of the Company) or a bona fide equity round, if the New Controlling Shareholders are the general public (without any individual obtaining control thereby over the Company), reputable venture capital investors and/or institutional investors).

For the purposes hereof:

“M&A Transaction” means (a) the consolidation of the Company with, or a merger with or into, any third party, following which the Company’s shareholders immediately prior to such transaction will own less than 51% of the voting securities of the surviving entity or the Company, as applicable, immediately following such transaction, or (b) an acquisition or other transfer of all or substantially all of the Company’s securities or assets.

7.3.	Post-Closing Matters. Deliver to Lenders, within thirty (30) days of the Closing Date, The IIA Approval.

7.4.	Insurance

Borrower shall keep its business and the Collateral insured for such risks and in such amounts as customary for companies in Borrower’s industry and location, and as Lead Lender may reasonably request; based on the Company’s above representation in relation to its existing policies, it is hereby clarified that, the Company’s existing policies are deemed acceptable to Lender. Insurance policies shall be in a form, with reputable insurance companies, and in amounts that are reasonably satisfactory to Lead Lender. Borrower shall cause that Lender shall be named as lender loss payee and additional insured, as applicable, with respect to any insurance providing coverage in respect of any Collateral.

8.	Fees and Expenses.

8.1.	Expenses. The Borrower shall bear all costs and expenses incurred by Lead Lender in the negotiation and consummation of the transactions contemplated hereby, as follows:

8.1.1.	At the Closing, all transaction expenses incurred by Lead Lender in connection with the negotiation and consummation of the transactions contemplated hereby, including the related legal fees (including local counsel), shall be paid by Borrower to Lead Lender, by way of deduction from the Principal Amount of Lead Lender extended at Closing; provided that the aggregate amount of such legal fees shall not exceed USD $20,000 plus VAT.

8.1.2.	It is clarified that any additional costs (including legal fees) incurred by Lead Lender after the Closing in relation to enforcement of Lenders’ rights under the Transaction Agreements (and not relating to the Closing) shall be borne by Borrower and paid in accordance with the foregoing provisions.

8.1.3.	All costs relating to the registration and removal of Liens created pursuant to the terms of the Transaction Agreements and to the realization thereof shall be borne by the Company. Without derogating from the foregoing, the Company shall be responsible to the registration of the relevant Liens outside of Israel in accordance with the provisions hereof.

9.	Indemnity

9.1.	Borrower shall indemnify and hold each Lender and its representatives (each, an “Indemnified Person”) harmless from and against any and all direct claims, costs, expenses, damages and liabilities (including such direct claims, costs, expenses, damages and liabilities based on liability in tort, including strict liability in tort), including reasonable attorneys’ fees and disbursements and other costs of investigation or defense (including those incurred upon any appeal) (collectively, “Liabilities”), that may be instituted or asserted against or incurred by such Indemnified Person as the result of credit having been extended, suspended or terminated under this Agreement and the other Transaction Agreements or the administration of such credit, or in connection with or arising out of the transactions contemplated hereunder and thereunder, or arising out of the disposition or utilization of the Collateral or otherwise out of any attempt to collect amounts due hereunder, excluding in all cases Liabilities to the extent resulting solely from any Indemnified Person’s gross negligence, malice or willful misconduct.

9.2.	This Section 9 shall not apply with respect to taxes other than any taxes that represent losses, claims, damages, etc. arising from any non-tax claim.

9.3.	In no event shall any party be liable on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings).

9.4.	This Section 9 shall survive the repayment of all Secured Amounts, and otherwise shall survive the expiration or other termination of this Agreement.

10.	Illegality

If any change in, or the introduction of, any applicable law, or any change in the interpretation, administration or application of any applicable law by a final decision of any competent court or other governmental body, or compliance by any Lender with any such change or introduction of applicable law or any change in the interpretation, administration or application of applicable law by reason of the interpretation, administration or application adopted or declared by any governmental body in respect of any applicable law, shall make it unlawful or a breach of applicable law, for any Lender to make available, fund or maintain the Loans or any part thereof under this Agreement, or to give effect to its obligations and exercise its rights as contemplated by this Agreement, such Lender may, by written notice to the Borrower, declare that to the extent necessary to avoid any such illegality or breach of applicable law or breach of practice as aforesaid, such Lender’s obligations to the Borrower under this Agreement shall be terminated on the latest date by which the obligations may remain in effect without causing it to be in breach of applicable law or breach of practice as aforesaid, whereupon the Borrower will, by the date immediately prior to the illegality or breach of applicable law or breach of practice as aforesaid, taking effect, prepay to such Lender, any and all Secured Amounts and all other amounts payable by the Borrower to such Lender under the Transaction Agreements until such time.

11.	Miscellaneous

11.1.	Heading, Preamble, and Exhibits. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. The Preamble, Schedules and Exhibits are an integral and inseparable part of this Agreement. In the event of any conflict or discrepancy between the terms of this Agreement and any of its schedules or exhibits, the terms of this Agreement shall prevail.

11.2.	Further Action. At any time and from time to time, Borrower agrees, without further consideration, to take such actions and to execute and deliver such documents as, in the Lead Lender’s good faith business opinion, may be reasonably necessary to carry out and give full effect to the provisions of the Transaction Agreements and the intentions of the parties as reflected hereby and thereby. Without derogating from the generality of the foregoing, the Company shall maintain (and cause its subsidiaries to maintain) in full force and effect, all authorizations, approvals, licenses and consents required by or under applicable laws and regulations required in order to enter into the Transaction Agreements and perform all of its obligations under the Transaction Agreements.

11.3.	Confidentiality. The Company and its subsidiaries and the Lenders shall not disclose the Transaction Agreements, or any of them (including the documents referred to therein and the negotiations conducted in connection therewith) or the content thereof, wholly or partially, to any third party whatsoever, except for: (i) a Governmental Authority pursuant to a formal order or request or as otherwise required under any applicable law, (ii) advisors and consultants of the Company or any Lender, and who shall be bound by a confidentiality undertaking or duty, (iii) in relation to any Lender – to any prospective transferee of any of such Lender’s rights and obligations hereunder in accordance with the provisions hereof, in each case, on a need to know basis and subject to customary confidentiality undertakings, (iv) in relation to Borrower – to any potential investor/acquirer/underwriter, in each case subject to customary confidentiality obligations, and (v) Discount Capital. The confidentiality provision shall not apply to information that is in the public domain or becomes part of the public domain (other than as a result of a breach of this Section).

Without limiting the foregoing, in handling any confidential information of Borrower, Lenders shall exercise the same degree of care that they exercises for their own proprietary information, but disclosure of information may be made: (a) to any prospective transferee of any of any Lender's rights and obligations hereunder in accordance with the provisions hereof (subject to customary confidentiality undertakings); (b) as required by law, regulation, subpoena, or other order; (c) to any Lender’s regulators; (d) to third-party service providers of Lenders so long as such service providers have executed a confidentiality agreement with Lenders with terms no less restrictive than those contained herein or are otherwise bound by confidentiality.

11.4.	Governing Law; Forum for Dispute Resolution. This Agreement shall be governed by and construed according to the laws of the State of Israel, without regard to the conflict of laws provisions thereof. Any dispute arising under or in relation to this Agreement shall be resolved in the competent court for the Tel Aviv-Jaffa district, and each of the parties hereby submits exclusively and irrevocably to the jurisdiction of such court.

11.5.	Successors and Assigns. A party hereto may not assign or transfer any of its rights or obligations under this Agreement to a third party, without the prior written consent of the other parties hereto, except for an assignment, in whole and not in part, made by a Lender to an Affiliate of such Lender. Any attempt to assign or transfer in derogation of this provision shall be null and void. Any permitted assignment of a Lender hereunder shall be notified by such Lender to the Company, in writing, before or promptly after such assignment. Notwithstanding any contrary provision set forth in the Transaction Agreement or otherwise, any transfer or assignment of any Transaction Agreement (including any Warrant) between the Lead Lender and any Permitted Lead Lender Transferees shall be permitted (except that, to the extent that any Permitted Lead Lender Transferee is a competitor to the Company as reasonably determined in good faith by the Company’s board of directors or has been convicted of a criminal offence involving moral turpitude under applicable Israeli or US law, then the prior written consent of the Company’s board of directors shall be required). For purposes of this Agreement, “Permitted Lead Lender Transferee” means any of the following: (a) Lead Lender, (b) any governmental or quasi-governmental agency of the State of Connecticut, governmental unit of the State of Connecticut or statutorily created entity of the State of Connecticut; (c) any corporation, limited liability company, partnership or other entity controlled by Lead Lender, (d) any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, Lead Lender, created for the purpose of managing and/or making investments in portfolio companies based in Connecticut including, without limitation, Connecticut Emerging Enterprises, L.P. or (e) any successor or replacement agency of the State of Connecticut (or other entity) for Lead Lender. Any assignment contemplated hereunder by Lender or Lead Lender shall be subject to the assignee joining as a party to the Discount Subordination Agreement.

11.6.	Entire Agreement; Amendment; Waiver. The Transaction Agreements and all exhibits and schedules attached hereto or thereto constitute the full and entire understanding and agreement among the Company and the Lenders with regard to the subject matters hereof and thereof. All prior understandings and agreements among the parties (or anyone on their behalf) are void and of no further effect. Any term of this Agreement may be amended, waived, or discharged (either prospectively or retroactively, and either generally or in a particular instance), by a written instrument signed by the Lead Lender and the Company.

11.7.	Delays or Omissions; Remedies Cumulative. No delay or omission to exercise any right, power, or remedy accruing to any party upon any breach or default under this Agreement, shall be deemed a waiver of any other breach or default therefore or thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies under this Agreement, by law or otherwise, afforded to any of the parties, shall be cumulative and not alternative.

11.8.	Survival. Without derogating from anything contained in this Agreement, all covenants, representations and warranties made in this Agreement shall continue in full force until this Agreement has terminated pursuant to its terms and all amounts payable to Lenders hereunder have been paid in full.

11.9.	Notices. All notices and other communications required or permitted hereunder to be given to a party to this Agreement shall be in writing and shall be sent by facsimile or mailed by registered or certified mail, postage prepaid, or by electronic mail, or otherwise delivered personally or by courier, to the following addresses:

if to the Company:

Holisto Ltd.

Address: 2 Sde Nim Rishon Lezion, Israel

Attention: Eran Shust

E-mail:eran@splittytravel.com

copies to (which shall not be deemed notice):

Shibolet Law Firm

4 Berkowitz St.

Tel Aviv

Attn: Ofer Ben Yehuda (O.Ben-Yehuda@shibolet.com);

Daniel Kariv (Daniel@Shibolet.com)

if to Lead Lender:

Connecticut Innovations, Incorporated

470 James Street, Suite 8

New Haven, Connecticut 06513

USA

Attn: Peter Longo (peter.longo@ctinnovations.com)

copies to (which shall not be deemed notice):

Shipman & Goodwin LLP

One Constitution Plaza

Hartford, Connecticut 06103

USA

Attn: Matthew Monteith (mmonteith@goodwin.com)

or to such other address, or to the attention of such other person, with respect to a party as such party shall notify the other parties in writing as above provided. Any notice sent in accordance with this Section shall be deemed delivered (i) if mailed, three (3) Business Days after mailing, (ii) if sent by courier, upon delivery, and (iii) if sent via facsimile or electronic mail, upon transmission and electronic confirmation of receipt, or - if transmitted and received on a day which is not a Business Day - on the first Business Day following transmission and electronic confirmation of receipt.

11.10.	Lead Lender. Each Lender appoints and authorizes Lead Lender to take such action as Lead Lender on its behalf and to exercise such respective powers under the Transaction Agreements as are delegated to Lead Lender by the terms thereof, together with such powers as are reasonably incidental thereto. As between the Lenders, neither Lead Lender nor any of its directors, officers or employees shall be liable for any action taken or omitted to be taken by it under or in connection with the Transaction Agreements, except for its own gross negligence or willful misconduct. As between the Lenders, Lead Lender shall not be liable for any apportionment or distribution of payments made by it in good faith and without gross negligence or willful misconduct, and, if any such apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any Lender to whom payment was due but not made shall be to recover from the other Lenders any payment in excess of the amount to which they are determined to be entitled (and such other Lenders hereby agree to return to such Lender any such erroneous payments received by them). As between the Lenders, in no event shall Lead Lender be liable for punitive, special, consequential, incidental, exemplary or other similar damages. Lead Lender shall act as an independent contractor in performing its obligations as Lead Lender hereunder and nothing herein contained shall be deemed to create any fiduciary relationship among or between Lead Lender, the Company and its subsidiaries or the Lenders. Lead Lender shall not be responsible to any Lender for any recitals, statements, representations or warranties in any Transaction Agreement or be under a duty to examine or pass upon the validity, effectiveness, genuineness or value of any of the Transaction Agreements or any other instrument or document furnished pursuant thereto, and Lead Lender shall be entitled to assume that the same are valid, effective and genuine and what they purport to be. Lead Lender shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights which may be vested in it by, or with respect to taking or refraining from taking any action or actions which it may be able to take under or in respect of, the Transaction Agreements. As between the Lenders, Lead Lender shall incur no liability under or in respect of any of the Transaction Agreements by acting upon any notice, consent, certificate, warranty or other paper or instrument believed in good faith by it to be genuine or authentic or to be signed by the proper party or parties and to be consistent with the terms of this Agreement. Each Lender agrees to indemnify Lead Lender, as Lead Lender (to the extent not reimbursed by the Loan Parties), in accordance with its ratable share from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on or incurred by Lead Lender in any way relating to or arising out of the Transaction Agreements or any action taken or omitted by Lead Lender under the Transaction Agreements, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Lead Lender’s gross negligence or willful misconduct. No payment by any Lender under this Section shall relieve the Loan Parties of any of their obligations under this Agreement. Each Lender hereby irrevocably authorizes Lead Lender, at its option and in its discretion, to release any Lien granted to or held by Lead Lender upon any Collateral that is required or permitted to be released by Lead Lender pursuant to any Transaction Agreement. Each Lender agrees to confirm in writing, upon request by Lead Lender, the authority of Lead Lender to release any Collateral as set forth in the previous sentence. Lead Lender shall have no obligation whatsoever to any Lender or any other Person to assure that the Collateral exists or is owned by any Loan Party or any Subsidiary or is cared for, protected or insured or has been encumbered or that the Liens granted to Lead Lender have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Lead Lender. Lead Lender and each Lender hereby appoint each other Lender as agent for the purpose of perfecting Lead Lender’s security interest in assets which can be perfected by possession or control. Should any Lender (other than Lead Lender) obtain possession or control of any such assets, such Lender shall notify Lead Lender thereof, and, promptly upon Lead Lender’s request therefore, shall deliver such assets to Lead Lender or in accordance with Lead Lender’s instructions or transfer control to Lead Lender in accordance with Lead Lender’s instructions. Each Lender agrees that it will not have any right individually to enforce or seek to enforce any Transaction Agreement or to realize upon any Collateral unless instructed to do so by Lead Lender in writing, it being understood and agreed that such rights and remedies may be exercised only by Lead Lender. Each Lender has made, and shall continue to make, its own independent investigation or evaluation of the operations, business, property and condition, financial and otherwise, of Borrower and each Guarantor in connection with entering into this Agreement and the other Transaction Agreements and has made its own appraisal of the creditworthiness of each such party, and each Lender has independently reviewed and approved, with its own legal counsel, each of the Transaction Agreements and has not relied on Lead Lender in any respect in connection with such Lender’s decision to execute the Transaction Agreements and consummate the transactions contemplated therein. Lead Lender has no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect to such operations, business, property, condition or creditworthiness, whether such information comes into its possession on or before the first Event of Default or at any time thereafter.

11.11.	Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

11.12.	Limitations on Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any person, other than the Company and the Lenders, any rights or remedies under this Agreement.

11.13.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement and the other Transaction Agreements may also be executed and delivered by facsimile or other electronic delivery of signature.

[Remainder of the Page Intentionally left Blank]

IN WITNESS WHEREOF the parties have signed this Agreement in one or more counterparts as of the date first appearing above.

Holisto Ltd

By:

Title:

Connecticut Innovations, Incorporated

By:

Title:

[Other Lenders]

By:

Title:

Acknowledged and agreed to by each Guarantor with respect to the provisions applicable to it:

Splitty Travel Inc.

By:

Title:

Splitty Travel UK Ltd.

By:

Title:

Holisto Mergersub, Inc.

By:

Title:

[Signature Page to Financing Agreement]

Schedule A

List of Lenders

Annex B1

Initial Period Repayment Schedule

Annex B2

Post-Initial Period Repayment Schedule